UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2014

RSP PERMIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36264	90-1022997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3141 Hood Street, Suite 500
Dallas, Texas 75219

(Address of Principal Executive Offices)
(Zip Code)

(214) 252-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

Indenture

On September 26, 2014, RSP Permian, Inc. (the “Company”) issued $500.0 million in aggregate principal amount of its 6.625% Senior Notes due 2022 (the “Notes”) to Barclays Capital Inc., RBC Capital Markets, LLC and the other initial purchasers (the “Initial Purchasers”) for resale to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States pursuant to Regulation S under the Securities Act.  Net proceeds to the Company were approximately $488.6 million.  The Company is using the net proceeds as follows:

•      Approximately $342.5 million to repay outstanding borrowings under the Revolving Credit Facility (defined below); and

•      The remainder for general corporate purposes.

The Notes are fully and unconditionally guaranteed on a senior unsecured basis (the “Guarantee”) by RSP Permian, L.L.C., a subsidiary of the Company (the “Guarantor”). The terms of the Notes are governed by the indenture, dated as of September 26, 2014 (the “Indenture”), by and among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes will mature on October 1, 2022, and interest is payable on the Notes on each April 1 and October 1, commencing on April 1, 2015. At any time prior to October 1, 2017, the Company may, from time to time, redeem up to 35% of the aggregate principal amount of the Notes in an amount of cash not greater than the net cash proceeds from certain equity offerings at the redemption price of 106.625% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, if at least 65% of the aggregate principal amount of the Notes remains outstanding after such redemption and the redemption occurs within 180 days of the closing date of such equity offering. At any time prior to October 1, 2017, the Company may, on any one or more occasions, redeem all or part of the Notes for cash at a redemption price equal to 100% of their principal amount of the Notes redeemed plus an applicable make-whole premium and accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of certain kinds of change of control, each holder of the Notes may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of repurchase.  On and after October 1, 2017, the Company may redeem the Notes, in whole or in part, at redemption prices (expressed as percentages of principal amount) equal to 104.969% for the twelve-month period beginning on October 1, 2017, 103.313% for the twelve-month period beginning October 1, 2018, 101.656% for the twelve-month period beginning on October 1, 2019 and 100.000% beginning on October 1, 2020, plus accrued and unpaid interest, if any, to the date of redemption.

The Notes are the Company’s senior unsecured obligations and rank equally in right of payment with all of the Company’s other senior indebtedness and senior to any of the Company’s subordinated indebtedness.  The Guarantee ranks equally in right of payment with all of the other senior indebtedness of the Guarantor and senior to any subordinated indebtedness of the Guarantor.  The Notes and the Guarantee are effectively subordinate in right of payment to all of the Company’s and the Guarantor’s secured indebtedness (including all borrowings and other obligations under the senior secured revolving credit facility of the Guarantor (the “Revolving Credit Facility”) with Comerica Bank as administrative agent) to the extent of the value of the collateral securing such indebtedness, and structurally subordinate in right of payment to all indebtedness and other liabilities of any of the Company’s future subsidiaries that do not guarantee the notes.

The Indenture restricts the Company’s ability and the ability of its Restricted Subsidiaries (as defined in the Indenture), including the Guarantor, to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from its Restricted Subsidiaries to the Company; (vii) consolidate, merge or transfer all or substantially all of its assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications set forth in the Indenture. If the Notes achieve an investment grade rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, many of these covenants will be suspended.

The Indenture contains customary events of default, including:

•      default in any payment of interest on the Notes when due, continued for 30 days;

•      default in the payment of principal of or premium, if any, on the Notes when due;

•      failure by the Company to comply with its other obligations under the Indenture, in certain cases subject to notice and grace periods;

•      payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries in the aggregate principal amount of $35.0 million or more;

•      certain events of bankruptcy, insolvency or reorganization of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (as defined in the Indenture) or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•      failure by the Company or Restricted Subsidiary to pay certain final judgments aggregating in excess of $35.0 million within 60 days; and

•      any guarantee of the Notes by a Guarantor ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to this Form 8-K and incorporated by reference herein.

Registration Rights Agreement

In connection with the issuance and sale of the Notes, the Company and the Guarantor entered into a registration rights agreement (the “Registration Rights Agreement”) with the Initial Purchasers, dated September 26, 2014. Pursuant to the Registration Rights Agreement, the Company and the Guarantor have agreed to file a registration statement with the Securities and Exchange Commission so that holders of the Notes can exchange the Notes for registered notes (the “Exchange Notes”) that have substantially identical terms as the Notes. In addition, the Company and the Guarantor have agreed to exchange the Guarantee for a registered guarantee having substantially the same terms as the Guarantee. The Company and the Guarantor will use commercially reasonable efforts to cause the registration statement for the exchange to be declared effective by the Securities and Exchange Commission within 360 days after the issuance of the Notes and for the exchange to be consummated on or prior to 30 business days (or longer, if required by applicable securities laws) after the date on which the registration statement is declared effective. The Company and the Guarantor are required to pay Special Interest (as defined in the Registration Rights Agreement) if they fail to comply with their obligations to register the Exchange Notes within the specified time periods.

The Initial Purchasers and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and its affiliates, for which they received or may in the future receive customary fees and expenses. In particular, affiliates of certain of the Initial Purchasers are lenders under the Revolving Credit Facility and therefore received their respective share of repayment by the Company of amounts outstanding under the Revolving Credit Facility from the Company’s net proceeds received from the sale of the Notes. Additionally, an affiliate of U.S. Bancorp Investments, Inc., one of the Initial Purchasers, serves as trustee under the Indenture.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Form 8-K and incorporated by reference herein.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of September 26, 2014, by and among the Company, the Guarantor and U.S. Bank National Association, as trustee (including Form of 6.625% Senior Notes due 2022).

4.2

Registration Rights Agreement, dated as of September 26, 2014, by and among the Company, the Guarantor and Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the initial purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSP PERMIAN, INC.

By:	/s/ James E. Mutrie
James E. Mutrie
General Counsel and Vice President

Dated:  October 2, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of September 26, 2014, by and among the Company, the Guarantor and U.S. Bank National Association, as trustee (including Form of 6.625% Senior Notes due 2022).

4.2

Registration Rights Agreement, dated as of September 26, 2014, by and among the Company, the Guarantor and Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the initial purchasers named therein.